SusGlobal Energy Corp. Commences 506(c) General Solicitation Private Placement Offering to Accredited Investors

Toronto, Ontario / ACCESSWIRE / September 25, 2017 / SusGlobal Energy Corp. (“SusGlobal Energy”) or the ("Company") is pleased to announce that it has commenced an offering (the “Offering”) solely to accredited investors under 506(c) of Regulation D promulgated by the Securities and Exchange Commission of a minimum of 600,000 Shares (the “Shares”) of common stock, for a minimum aggregate purchase of $3,000,000 (the “Minimum Offering Amount”) and a maximum of 10,000,000 Shares for a maximum aggregate purchase of $50,000,000 (the “Maximum Offering Amount”) at a purchase price of $5.00 per Share, with a minimum subscription of $5,000, or 1,000 Shares, to Accredited Investors (the “Investors”) as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”). The Offering will be open for a period terminating on October 27, 2017 and may be extended by 90 days at the Company’s sole discretion (the “Termination Date”). The Company contemplates that the proceeds of this Offering will be delivered at one or more closings held during the offering period.

The Company is offering the Shares on a “best efforts, all-or-none” basis with respect to the Minimum Offering Amount and a “best efforts” basis with respect to the Maximum Offering Amount. No assurance can be given that all or any portion of the Shares offered will be sold. Unless a minimum of $3,000,000 is subscribed and accepted from Investors in the Offering, no Shares will be sold to Investors by the Company in the Offering. All proceeds will be deposited in an escrow account maintained by Prime Trust, LLC (the “Escrow Agent”). The Company will use the net proceeds of the Offering for acquisitions and general corporate purposes.

There is currently no trading market for the Company’s common stock. Although the Company intends to seek listing of its common stock on a market, the common stock may never become listed on a market or exchange and a liquid trading market for the common stock may not develop.

Investors interested in subscribing for Shares in this Offering must do the following:

  Visit www.CrowdVest.co/companies/susglobal-energy and proceed to Invest Now to obtain a copy of the Private Placement Memorandum and Subscription Agreement.

  Deliver a completed and executed Subscription Agreement (including the Accredited Investor Certification) which is attached to the Memorandum as Exhibit A, to the address provided in the Subscription Agreement.

  Deliver to the Escrow Agent, prior to the Termination Date, the full purchase price for the Shares in the amount of $5.00 per Share, with a minimum subscription of $5,000, or 1,000 Shares, by wire transfer or check in accordance with the instructions provided in the Subscription Agreement. Wires should include the account number and the Escrow Agent’s routing number (as indicated in Exhibit C to the Memorandum).

  Deliver an executed Third Party Accredited Investor Confirmation (attached to the Memorandum as Exhibit B).

Funds and subscription documents will be held in escrow until the closing of the Offering at which time escrowed funds and subscription documents will be released by the Escrow Agent. A closing may be held at any time during the offering period after subscriptions for the Minimum Offering Amount have been received and accepted. Additional closings may be held during the offering period, up to the sale of the Maximum Offering Amount, during the offering period. Promptly following the closing, certificates representing the Shares purchased in this Offering will be issued to the investors. If this Offering is not completed for any reason, all proceeds deposited into escrow will be returned to the investors without interest or deduction.

About CrowdVest LLC

CrowdVest LLC is an equity crowdfunding platform that facilitates equity investments into startup companies. This process allows private companies the ability to raise funds needed for expansion through the crowd.

About SusGlobal Energy Corp.

SusGlobal Energy Corp. is a renewable energy company focused on acquiring, developing and monetizing a portfolio of proprietary technologies in the waste to energy application globally. It is management's objective to grow SusGlobal Energy into a significant sustainable waste to energy provider. For more information, please visit the Company's website at: www.susglobalenergy.com

Contact

SusGlobal Energy Corp.
Gerald Hamaliuk, Chief Executive Officer
(416) 223-8500 or Toll Free: 1-866-512- SESG (7374)
Email: ghamaliuk@susglobalenergy.com

SOURCE: SusGlobal Energy Corp.

This release contains forward-looking statements. These statements relate to future events or each company’s future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "expect", "plan", "anticipate", "believe", "estimate", "predict", "potential" or "continue", the negative of such terms, or other comparable terminology. These statements are only predictions. Actual events or results may differ materially from those in the forward-looking statements as a result of various important factors. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the company, or any other person, that such forward looking statements will be achieved. The business and operations of the company are subject to substantial risks which increase the uncertainty inherent in forward-looking statements. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements.